UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 16, 2012 (October 16, 2012)

HCP, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-08895	33-0091377
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3760 Kilroy Airport Way

Suite 300

Long Beach, California 90806

(Address of principal executive offices, including zip code)

(562) 733-5100

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry Into a Material Definitive Agreement.

Purchase Agreement

On October 16, 2012, HCP, Inc. (“HCP”), a Maryland corporation, entered into a definitive purchase agreement (the “Purchase Agreement”) with Emeritus Corporation (“Emeritus”) and a joint venture (the “Joint Venture”) between Emeritus and Blackstone Real Estate Partners VI, an affiliate of The Blackstone Group, to acquire 133 senior housing communities (the “Communities”) (the “Acquisition”).  The Communities, which are located in 29 states, encompass 10,350 units and represent a diversified mix of 61% assisted living units, 25% independent living units, 13% memory care units and 1% skilled nursing units.  The closing of the Acquisition is subject to obtaining regulatory approvals and other customary closing conditions.  HCP expects the Acquisition to close in phases beginning mid to late November 2012.  However, there can be no assurance that the Acquisition will close or, if it does, when such closing will occur.  The total cash consideration payable by HCP under the Purchase Agreement is $1.73 billion.  HCP expects to acquire the Communities substantially unencumbered by pre-paying substantially all of the in-place secured debt.

The parties have made customary representations, warranties and covenants to each other in the Purchase Agreement.  In addition, subject to certain limitations, each of HCP and the Joint Venture has agreed to indemnify each other for losses arising out of breaches of its representations, warranties and covenants.  The Purchase Agreement may be terminated under certain circumstances, including by either HCP or the Joint Venture if the consummation of the Acquisition has not occurred by March 31, 2013.

Guaranteed Master Lease

Upon closing of the Acquisition, Emeritus will enter into a new triple-net master lease with HCP in respect of 129 of the Communities (the “Master Lease”), and individual leases in respect of four of the Communities encumbered with assumed debt (the “Ancillary Leases” and, together with the Master Lease, the “Leases”).  Emeritus will continue to operate the Communities.  The Leases, to the extent they are entered into with a subsidiary of Emeritus, will be guaranteed by Emeritus.  The Leases will provide for contractual base rent in the first year of $105.5 million.  The contractual base rent will increase annually by the greater of the percentage increase in the Consumer Price Index (“CPI”) or 3.7% on average over the initial five years and then by the greater of CPI or 3.0% for the remaining portion of the initial lease term.  At the beginning of the sixth year, base rent on 34 of the Communities (characterized as non-stabilized assets) will be increased to the greater of the percentage increase in CPI or to fair market, subject to a floor of 103%, and a cap of 130%, of the prior year’s rent.  In addition, Emeritus has committed to investing an additional $30 million in the Communities, representing $2,900 per unit, to continue improving the operating performance.  The Master Lease will be grouped into three comparable pools of properties with initial terms of between 14 and 16 years.  Emeritus will be provided with two options to extend the Master Lease, which, if exercised, would extend the lease to terms of between 30 and 35 years.

Emeritus Loan

Concurrently with the closing of the Acquisition, Emeritus will purchase nine additional senior housing communities from the Joint Venture.  HCP will provide such entity with $52 million of debt financing with a four-year term (the “Loan”).  The Loan will be secured by the properties to be purchased by Emeritus and is pre-payable at Emeritus’s option.  The interest rate payable on the Loan will be equivalent to the yield on the Master Lease, including the annual increases to maturity, and the Loan will be repayable by Emeritus at its option.

Item 2.02       Results of Operations and Financial Condition.

The information included or incorporated by reference in Item 7.01 of this Current Report on Form 8-K with respect to the updated guidance issued by HCP for the twelve months ending December 31, 2012 is specifically incorporated by reference herein.

Item 7.01       Regulation FD Disclosure.

On October 16, 2012, HCP issued a press release announcing the Acquisition and updating its guidance for the twelve months ending December 31, 2012.  The text of the press release is furnished herewith as Exhibit 99.1 and is specifically incorporated by reference herein.

The information set forth in Item 2.02 and Item 7.01 of this Current Report on Form 8-K and the related information incorporated by reference from Exhibit 99.1 attached hereto is being furnished, and shall not be deemed filed, for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section, and shall not be incorporated by reference in any filing with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference therein.

Item 9.01       Financial Statements and Exhibits.

(d)                               Exhibits. The following exhibit is being furnished herewith:

No.	Description
99.1	Text of the Press Release dated October 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2012	HCP, Inc.
(Registrant)

	By:	/s/ Timothy M. Schoen
Timothy M. Schoen
Executive Vice President — Chief Financial Officer

EXHIBIT INDEX

No.	Description
99.1	Text of the Press Release dated October 16, 2012.